EXHIBIT 16.1

January 7, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We have read Brooklyn Federal Bancorp, Inc.’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of Brooklyn Federal Bancorp, Inc.’s Current Report on Form 8-K dated January 7, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ ParenteBeard LLC